Exhibit 10.1

Execution Version

WAIVER AND THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS WAIVER AND THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is executed and delivered as of February 18, 2013, by and among CONTINENTAL COMMERCIAL PRODUCTS, LLC, a Delaware limited liability company (“Continental”), CCP CANADA INC. (formerly known as Glit/Gemtex, Ltd.), a corporation formed under the laws of the Province of Ontario (“CCP Canada”), 3254018 NOVA SCOTIA LIMITED, a company formed under the laws of the Province of Nova Scotia (“Nova Scotia Limited”; Nova Scotia Limited, Continental and CCP Canada collectively, the “Borrowers”), KATY INDUSTRIES, INC., a Delaware corporation (“Holdings”), as a Loan Party, and THE PRIVATEBANK AND TRUST COMPANY (the “Lender”).

RECITALS

A.           The Borrowers, the other Loan Party, and Lender entered into a Loan and Security Agreement dated as of September 30, 2011 (as the same has been amended, is amended hereby and may further be amended, restated, supplemented or otherwise modified or extended from time to time, the “Loan Agreement”), pursuant to the terms of which the Lenders agreed to make certain loans and other financial accommodations to Borrowers subject to the terms and conditions thereof.

B.           The Borrowers and the other Loan Party have requested that Lender (i) waive the Designated Defaults (as defined below) and (ii) amend the Loan Agreement in certain respects.

C.           Subject to satisfaction of the conditions set forth herein, Lender is willing to accommodate such requests subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrowers, the other Loan Party and the Lender agree as follows:

1.           Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Loan Agreement, as amended hereby.

2.           Waiver.  As of the date hereof, (a) an Event of Default has occurred and is continuing under Section 15.2 of the Loan Agreement as a result of the Loan Parties’ failure to comply with (i) Section 14.1 of the Loan Agreement for the trailing 12 month period ended on October 26, 2012 and (ii)  Section 14.2 of the Loan Agreement for the trailing twelve (12) month period ended on November 23, 2012 as required by Section 14.2 of the Loan Agreement and (b) an Event of Default has occurred and is continuing under Section 15.2 of the Loan Agreement as a result of the Loan Parties’ failure to notify Lender of the change of CCP Canada’s name within 10 days of such change as required by Section 12.2.4 of the Loan Agreement (each Event of Default described in the foregoing clauses (a) and (b), a “Prior Default” and collectively, the “Prior Defaults”).  Effective as of the date hereof, upon satisfaction of the conditions precedent set forth in Section 5 of this Amendment, Lender hereby waives the Prior Defaults and other Events of Default which may exist as of the date hereof solely as a result of the existence of the Prior Defaults (such Events of Default, together with the Prior Defaults, the “Designated Defaults”).

3.           Conditional Waiver.  As of the date hereof, an Event of Default has occurred and is continuing under Section 15.2 of the Loan Agreement as a result of the Loan Parties’ and their respective Inactive Subsidiaries’ failure to comply with Sections 11 and 13 of the Loan Agreement (the “Specified Default”).  Upon (a) satisfaction of the conditions precedent set forth in Section 5 of this Amendment and (b) the Loan Parties delivery to Lender of an executed subordination agreement, in form and substance acceptable to Lender in its sole discretion, no later than February 28, 2013, Lender hereby waives the Specified Default and other Events of Default which may exist as of the date hereof solely as a result of the existence of the Specified Default (such Events of Default, together with the Specified Default, the “Existing Defaults”).

4.           Amendments to Loan Agreement.  On the Third Amendment Effective Date (as defined herein), and in reliance upon the representations and warranties of the Loan Parties set forth in the Loan Documents and in this Amendment, the Loan Agreement is hereby amended as follows:

(a)           Notwithstanding anything in the Loan Agreement to the contrary, effective as of the Third Amendment Effective Date, Lender shall have the right, at Borrowers’ expense, to engage appraisers from time to time in its sole discretion to conduct appraisals of the Loan Parties’ Inventory and Equipment.

(b)           Section 1.1 of the Loan Agreement is hereby amended by adding thereto the following defined terms and their respective definitions in the correct alphabetical order:

“Winddown Expenditures” shall mean the aggregate amount of cash charges and expenditures of the Borrowers and their Subsidiaries related to (i) the sale, dissolution, winddown or severance costs, as applicable, of Holdings (solely with respect to severance costs), certain assets of CCP Canada and the “Container” and “Glit” divisions of Continental and (ii) expenses incurred by Holdings’ Subsidiaries commonly referred to as “Small books” minus, the escrowed funds received in cash by the Borrowers after the Third Amendment Effective Date from the Disco Sale minus, the aggregate net cash proceeds received by Borrowers in accordance with Section 12.17 in connection with the sale of the “Glit” and “Brillo” fixed assets and equipment.

“Third Amendment” shall mean that certain Waiver and Third Amendment to Loan and Security Agreement dated as of the Third Amendment Effective Date by and among the Borrowers, the other Loan Parties party thereto and Lender.

“Third Amendment Effective Date” shall mean February 18, 2013.

(c)           Section 1.1 of the Loan Agreement is hereby further amended by substituting the definition of the terms as set forth below in lieu of the current version of such definitions contained in Section 1.1 of the Loan Agreement:

“Applicable Margin” shall mean (i) 1.50% with respect to Loans and (ii) 0.50% (the “Unused Line Fee Applicable Margin”) with respect to the unused line fee described in Section 4.3.3, in each case, as in effect from time to time, as applicable.

“EBITDA shall mean, with respect to any period, net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business), solely to the extent attributable to the divisions of Holdings comprised of St. Louis Plastics, Wilen, Katy Corporate, Holdings’ Subsidiaries commonly referred to as “Small books” and the Toronto Warehouse of CCP Canada (other than any Inactive Subsidiaries (subject to the penultimate sentence in the definition thereof)), plus interest expense, income tax expense, depreciation and amortization for such period, plus Management Fees which have been expensed (but not paid) in such period, plus any non-recurring costs, expenses and losses deducted in the determination of net income and actually incurred during the Fiscal Year ending December 31, 2013 in connection with severance and restructuring, up to an aggregate amount not to exceed $400,000 for the Fiscal Year ending December 31, 2013, plus, solely for purposes of calculating EBITDA for any period prior to September 30, 2013, losses attributable to Holdings’ Subsidiaries commonly referred to as “Small books” and actually deducted in the determination of net income for such period, minus, deferred revenue from the Disco Sale to the extent included in the determination of net income, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.”

“Revolving Loan Commitment shall mean (i) an amount equal to Sixteen Million and No/100 Dollars ($16,000,000) until March 15, 2013 and (ii) thereafter, an amount equal to Fifteen Million and No/100 Dollars ($15,000,000).”

(d)           The definition of “Inactive Subsidiaries” set forth in Section 1.1 of the Loan Agreement is hereby amended by adding the following language as the last sentence thereof:

“Further notwithstanding the foregoing and for the avoidance of doubt, solely for the purposes of calculating EBITDA and determining compliance with the financial covenants set forth in Section 14, Holdings’ Subsidiaries commonly referred to as ”Small books” shall not at any time be deemed Inactive Subsidiaries.”

(e)           Clauses (ii) and (v) of the definition of “Revolving Loan Availability” set forth in Section 1.1 of the Loan Agreement are hereby amended by deleting them in their entirety and substituting the following language as new clauses (ii) and (v), respectively, in lieu thereof:

“(ii) (x) up to fifty-five percent (55%) of the lower of cost or market value of Borrowers’ Eligible Inventory, or, following a new appraisal by an appraiser reasonably acceptable to Lender or with the consent of the Lender in its sole discretion, (y) the lesser of (A) sixty-five percent (65%) of the lower of the cost of market value of Borrowers’ Eligible Inventory and (B) eighty-five percent (85%) of the appraised net orderly liquidation value (as determined by an appraiser reasonably acceptable to Lender) of Borrowers’ Eligible Inventory (provided, that the aggregate principal amount of all advances to Borrowers  with respect to this clause (ii) shall not exceed (x) $9,500,000 at any time on or prior to March 31, 2013 and (y) $8,500,000 at any time after March 31, 2013); plus”

“(v) $1,282,000, which amount shall be automatically increased by $100,000 on February 4, 2013 and on the first day of each seven (7) day period immediately thereafter (for example, such amount shall be increased to $1,382,000 on February 4, 2013 and $1,482,000 on February 11, 2013); provided, that the Lender may reduce the aggregate amount deducted in the calculation of “Revolving Loan Availability” pursuant to this clause (v) at any time in its sole discretion; minus”

(f)           The last sentence of Section 2.5.2(a) of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language in lieu thereof:

“Notwithstanding the foregoing, effective as of the Third Amendment Effective Date no borrowing shall be made as a LIBOR Loan.”

(g)           The second proviso to Section 2.5.3(a) of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language in lieu thereof:

“provided, further, effective as of the Third Amendment Effective Date, no Loans shall be converted into LIBOR Loans.”

(h)           The last sentence of Section 2.1(c) of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language in lieu thereof:

“Notwithstanding the foregoing, (i) effective as of the First Amendment Effective Date, the Lender shall not have any obligation to make Capital Expenditure Loans and (ii) effective as of the Third Amendment Effective Date, immediately upon the repayment in full of the outstanding aggregate balance of all Capital Expenditure Loans pursuant to Section 12.16 hereof, the CapEx Sublimit shall be automatically reduced to Zero and No/100 Dollars ($0.00).”

(i)           Section 4.1 of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language in lieu thereof:

“4.1  Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (a) or (b) below:

(a)           In the case of any Loan, a per annum rate equal to the sum of the Applicable Margin plus the Prime Rate in effect from time to time, payable on the first Business Day of each month in arrears for interest through the last day of the prior month.  Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(b)           Upon the occurrence and during the continuance of an Event of Default and during the continuance thereof, unless the Lender otherwise consents, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand.  All interest shall be calculated on the basis of a 360 day year.”

(j)           Section 4.3.4 of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language in lieu thereof:

“Collateral Monitoring Fee:  Borrowers shall pay to Lender a monthly Collateral Monitoring Fee of Two Thousand Five Hundred Dollars ($2,500), which fee shall be fully earned by Lender on the first day of each month and payable monthly in arrears on the first Business Day of each month, commencing on February 1, 2013, with respect to all activity through the last day of the prior month and on the first day of each calendar month thereafter.”

(k)           Section 9.1 of the Loan Agreement is hereby amended by adding the following language as the last sentence thereof:

“On February 20, 2013 (and on the last day of each seven (7) day period ending thereafter, or, if such day is not a Business Day, on the next Business Day), Borrowers shall deliver to Lender an analysis of Borrowers’ cash flow for the thirteen (13) week period beginning on the Friday immediately preceding the date such analysis is delivered.”

(l)           Clause (a) of Section 12.13 of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language in lieu thereof:

“(a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments of leases, financing statements and other documents, and the filing or recording of any of the foregoing and”

(m)           Section 12 of the Loan Agreement is hereby amended by adding the following as new Sections 12.15, 12.16 and 12.17, respectively:

“12.15  Other Financial Deliverables.

The Loan Parties hereby acknowledge and confirm that prior to the Third Amendment Effective Date the Loan Parties have independently engaged Kugman Partners, Inc. to (a) assist the Loan Parties in reviewing and assessing their business and (b) prepare and/or deliver to the Loan Parties certain reviews, memos, reports and analyses in connection with such review and assessment, including, without limitation, (i) an analysis of the $1,500,000 overhead cost reduction plan presented by management of the Borrowers to Lender on or prior to the Third Amendment Effective Date, (ii) a review of the budget for the Fiscal Year ending December 31, 2013, (iii) an analysis of Borrowers projected cash, winddown and severance expenses for the Fiscal Years ending December 31, 2013 and December 31, 2014 and (iv) an analysis of the impact of potential wage increases or union work stoppages in the Fiscal Year ending December 31, 2013 (the items described in the foregoing clause (b) collectively, the “Kugman Deliverables”).  No later than February 20, 2013, Borrowers shall promptly deliver, or cause to be delivered, to Lender (i) an analysis of Borrowers’ cash flow for the thirteen (13) week period beginning on the Friday immediately preceding the date such analysis is delivered and (ii) the Kugman Deliverables.”

“12.16  Sale of “Glit” Division.

(a) No later than March 8, 2013, Borrowers shall engage an auctioneer or auction firm reasonably acceptable to Lender to sell all or a significant portion of the assets of the “Glit” division of Continental to one or more third-party purchasers (the “Glit Asset Sale”); and

(b) concurrently with the consummation of the Glit Asset Sale, Borrowers shall pay, or cause to be paid, the net cash proceeds of the Glit Asset Sale to Lender for application to the outstanding aggregate balance of all Capital Expenditure Loans outstanding on the date on which the Glit Asset Sale is consummated and such other amounts as necessary to repay in full the outstanding aggregate balance of all Capital Expenditure Loans outstanding on the date on which the Glit Asset Sale is consummated; provided, that the remaining balance of any such net cash proceeds after such repayment in full of the Capital Expenditure Loans shall then be applied to repay any outstanding Revolving Loans on such date.”

“12.17  Net Cash Proceeds from “Glit” and “Brillo” Sales.

The aggregate net cash proceeds received by Borrowers from the sale of the “Glit” and “Brillo” fixed assets and equipment plus, the aggregate amount of escrowed funds received in cash by the Borrowers after the Third Amendment Effective Date from the Disco Sale shall be an amount equal to at least $1,575,000.”

(n)           Section 13.13 of the Loan Agreement is hereby deleted it in its entirety.

(o)           Section 14.1 of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language as a new Section 14.1:

“14.1  Minimum EBITDA.
Effective as of the Third Amendment Effective Date, Borrowers shall not permit EBITDA for the periods as set forth below to be less than the minimum amount set forth in the table below opposite such period:

Period	Minimum EBITDA
Month ended December 31, 2012	$(200,000)
Two (2) month period ending January 31, 2013	$(400,000)
Three (3) month period ending February 28, 2013	$(500,000)”

(p)           Section 14.2 of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language as a new Section 14.2:

“14.2  Fixed Charge Coverage.

Borrowers shall not permit the ratio of EBITDA to Fixed Charges for the periods as set forth below to be less than the ratio set forth in the table below opposite such period:

Period	Minimum Fixed Charge Coverage
Two (2) month period ending March 31, 2013	1.10:1.00
Three (3) month period ending April 30, 2013	1.10:1.00
Four (4) month period ending May 31, 2013	1.10:1.00
Five (5) month period ending June 30, 2013	1.10:1.00
Six (6) month period ending July 31, 2013	1.10:1.00
Seven (7) month period ending August 31, 2013	1.10:1.00
Eight (8) month period ending September 30, 2013	1.10:1.00
Nine (9) month period ending October 31, 2013	1.10:1.00
Ten (10) month period ending November 30, 2013	1.10:1.00
Eleven (11) month period ending December 31, 2013	1.20:1.00
Twelve (12) month period ending January 31, 2014 and the trailing twelve (12) month period ending on the last day of each calendar month thereafter	1.20:1.00”

(q)           Section 14.3 of the Loan Agreement is hereby amended by deleting it in its entirety and substituting the following language as a new Section 14.3:

“14.3  Maximum Winddown Expenditures.

Borrowers shall not permit the aggregate amount of Winddown Expenditures made by the Borrowers and their Subsidiaries to exceed the applicable amount set forth below for each period set forth below:

Period	Maximum Winddown Expenditures
Calendar year ending December 31, 2013	$1,400,000
Calendar year ending December 31, 2014	$800,000

Notwithstanding any other provision herein, effective as of the Third Amendment Effective Date, the Loan Parties shall be permitted to make payments to Holdings’ Subsidiaries commonly referred to as “Small books” to fund permitted Winddown Expenditures, in any manner, in an aggregate amount not to exceed $550,000 in each calendar year.”

(r)           Exhibit A to the Loan Agreement is hereby amended by deleting paragraph 6 thereof in its entirety.

5.           Conditions to Effectiveness of Amendment.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)           delivery to Lender of this Amendment executed by each Loan Party and Lender.

(b)           delivery to Lender of such other documents reasonably requested by Lender.

(c)           The Borrowers shall have paid to Lender, a fully-earned, non-refundable closing fee of $37,500 on the date hereof.

(d)           No Default or Event of Default (other than the Designated Defaults and Existing Defaults) shall exist both before and after giving effect to this Amendment.

(e)           The representations and warranties contained in Section 6 hereof shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein).

6.           Representations and Warranties.  To induce the Agent and the Lenders to execute this Amendment, each Loan Party represents and warrants to the Lender as follows:

(a)           such Loan Party has all requisite power and authority to execute, deliver and perform this Amendment;

(b)           This Amendment and the Loan Agreement constitute legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(c)           The representations and warranties of each Loan Party in the Loan Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of the date hereof (except for representations and warranties that expressly relate to an earlier date which must be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date); and

(d)           no Default or Event of Default (other than the Designated Defaults and Existing Defaults) exists.

7.           Affirmation; Release of Claims.  Except as expressly amended hereby, the Loan Agreement is and shall continue in full force and effect and each Loan Party hereby fully ratifies and reaffirms each Loan Document to which it is a party.  Reference in any of this Amendment, the Loan Agreement and any other Loan Document to the Loan Agreement shall be a reference to the Loan Agreement as amended hereby and as further amended, restated, supplemented or extended from time to time.  This Amendment shall constitute a Loan Document for purposes of the Loan Agreement and the other Loan Documents.  Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties.  Except as expressly stated herein, Lender reserves all rights, privileges and remedies under the Loan Documents.  Except as amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect.  In consideration of the Lender’s agreements contained in this Amendment, each Loan Party hereby irrevocably releases and forever discharge the Lender and its affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, causes of action, investigations, proceedings, allegations, assertions or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had or now has against Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Lender or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof.

8.           Counterparts; Electronic Signature.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.  Delivery of an executed signature page of this Amendment by facsimile transmission or emailed “.pdf” file or other similar file format shall be as effective as delivery of a manually executed counterpart hereof.

9.           Headings.  The headings and captions of this Amendment are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Amendment.

10.           Further Assurances.  Each Loan Party agrees to execute and deliver in form and substance satisfactory to Lender such further documents, instruments, amendments, financing statements and to take such further action, as may be necessary from time to time to perfect and maintain the liens and security interests created by the Loan Documents.

11.           APPLICABLE LAW.  THIS AMENDMENT SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWERS:
CONTINENTAL COMMERCIAL PRODUCTS, LLC, a Delaware limited liability company

By:	/s / James W. Shaffer
Name:	James W. Shaffer
Title:	Vice President and CFO

CCP CANADA INC. (formerly known as Glit/Gemtex, Ltd.), a corporation formed under the laws of the Province of Ontario

By	/s / James W. Shaffer
Name:	James W. Shaffer
Title:	Vice President and CFO

3254018 NOVA SCOTIA LIMITED, a company formed under the laws of the Province of Nova Scotia

By:	/s / James W. Shaffer
Name:	James W. Shaffer
Title:	Vice President and CFO

OTHER LOAN PARTY:

KATY INDUSTRIES, INC., a Delaware corporation

By:	/s / James W. Shaffer
Name:	James W. Shaffer
Title:	Vice President and CFO

Signature Page to Waiver and Third Amendment to Loan and Security Agreement

THE PRIVATEBANK AND TRUST COMPANY, as Lender

By:	/s/ Douglas C. Colletti
Name:	Douglas C. Colletti
Title:	MD

Signature Page to Waiver and Third Amendment to Loan and Security Agreement